EX-10.1
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                             SETTLEMENT AND RELEASE

                  WHEREAS the Helionetics Official Committee of Unsecured Creditors (the "Committee") has initiated an adversary action against KSW, Inc. ("KSW"), as well as against Mr. Floyd Warkol, Mr. Burton Reyer, and Mr. Robert Brussel (collectively, with KSW, the "KSW Defendants"); and

                  WHEREAS pursuant to the approved Plan of Liquidation and the Order Confirming Helionetics, Inc.'s Third Amended Chapter 11 Plan as Modified (which was entered on December 23, 1998), Helionetics, Inc. ("Debtor") has assigned to the Committee all claims and actions held by the Debtor, the Debtor-in-Possession and the Debtor's estate, against the KSW Defendants to the Committee, which claims are a part of the adversary action; and

                  WHEREAS KSW has sued its former counsel (and co-defendant) Stroock and Stroock and Lavan ("Stroock") in a separate action pending in the Superior Court of the State of California in and for the County of Los Angeles, Case No. BC 244442; and

                  WHEREAS the Committee, on behalf of itself and as assignee of all claims and actions held by the Debtor, the Debtor-in-Possession, and the Debtor's estate, and the KSW Defendants (collectively, the "Parties") desire to settle all claims and disputes between the Committee and Debtor on the one hand and the KSW Defendants on the other hand; and

                  WHEREAS on March 20, 2002 and March 21, 2002, the Committee and the KSW Defendants reached a binding settlement, which the Parties anticipated would be replaced and superceded by a more complete, integrated agreement; and

                  WHEREAS Messrs. Warkol and Reyer have contributed financially to this settlement pursuant to an agreement between them and KSW; and

                  WHEREAS, KSW has disclosed to the Committee its covenants with existing lenders and sureties;

                  NOW, THEREFORE, the Parties hereby stipulate and agree as follows:

1.       Payments by KSW

         1.1 KSW shall pay to the Committee the sum of $250,000 within two business days of final approval of the Settlement Agreement ("Agreement") by the Bankruptcy Court. Payment shall be delivered to Debtor's Counsel, Drummy King White Parret & Joerger (Attn: John D. Ott, Esq.), at 611 Anton Blvd., Suite 800, Costa Mesa, California 92626.

         1.2 In addition to the sum set forth in Section 1.1, and subject to the limitations set forth herein, KSW shall pay the Committee the additional sum of $250,000 within one week of the time KSW's Form 10-Q or Form 10-K (whichever the case may be) is filed with the Securities and Exchange Commission ("SEC") for the quarter in which this Agreement is approved by the Bankruptcy Court. This payment shall come only from, and only to the extent of, aggregate operating profits by KSW commencing with the first quarter of 2002 and continuing thereafter, but only to the extent that such payments will not place KSW in violation of any of its existing covenants with any of its lenders or sureties or within $50,000 of any such covenant. (For purposes of this Paragraph 1.2, "existing covenants" includes any existing covenant with lenders or sureties, as well as any similar covenant in any extension or replacement of existing lender or surety agreements.) If the $250,000 is not paid in full following the quarter that this Agreement is approved by the Bankruptcy Court, then the unpaid balance shall be paid within one week of the time that KSW's form 10-Q or form 10-K is filed with the SEC for the following quarter, but subject to the same limitations as set forth above. This obligation shall continue from quarter to quarter until the entire $250,000 is paid.

         1.3 No interest shall accrue on any of the sums set forth in Sections
1.1 and 1.2.

         1.4 For any quarter in which any part of the foregoing sums is not paid, the Committee shall have the right to designate one person to audit KSW's books, and may (at the Committee's option) report its findings to a member of KSW's Audit Committee. Any such audit will be subject to the terms of the confidentiality agreement executed concurrently herewith.

         1.5 Until such time as the sums set forth in Sections 1.1 and 1.2 have been paid in full, no unusual and extraordinary compensation shall be paid by KSW to Mr. Warkol or Mr. Reyer.

         1.6 The Committee's counsel shall hold the payments set forth in Sections 1.1 and 1.2 secure in an interest bearing account until such time as the Bankruptcy Court's approval of this settlement is no longer subject to appellate review. Thereafter, the payments -- and the interest thereon -- may be distributed to the Committee. Should the Bankruptcy Court's approval be reversed, however, the payments set forth above and the interest thereon shall revert to KSW.

2.       Recoupment to KSW

         2.1 The payments set forth in Section 1 are to be refunded to KSW, without interest, as follows.

         2.2 Schedule of Recoupment

                  2.2.1 If the Committee settles with Stroock or collects a judgment from Stroock and KSW does not, as a part thereof, dismiss or relinquish any of its claims against Stroock, then KSW shall receive 50 percent of any


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monies collected from or on behalf of Stroock (without deduction or offset)
above $1 million up to $1.5 million, for a maximum recoupment of $250,000.

                  2.2.2 If the Committee resolves its case against Stroock, whether before of after judgment, and KSW is required, as a part of such resolution, to dismiss or relinquish any of its claims against Stroock, then KSW shall receive 50 percent of any monies collected by the Committee from or on behalf of Stroock (without deduction or offset) from the first dollar collected up to $1 million (for a maximum recoupment of $500,000), plus 15 percent of any such monies collected (without deduction or offset) above $1 million up to $4 million (for a maximum additional payment of $450,000), plus 5 percent of any such monies collected (without deduction or offset) above $4 million. The Parties recognize that should there be a payment made pursuant to this Section
2.2.2 based on a resolution with Stroock by which over $1 million is collected, KSW will recover more than the sum it paid pursuant to Section 1 above. The Parties further recognize that, subject to the provisions in Section 2.3 below, KSW may be required to dismiss its action against Stroock, in whole or in part, as a part of the Committee's settlement of its claim against Stroock. In any settlement with Stroock pursuant to this Section 2.2.2, the Committee guarantees that (a) it will not settle for less than $700,000 unless KSW is paid $350,000 irrespective of the foregoing percentages; and (b) Stroock will release the KSW Releasees (defined below). The provisions in the foregoing sentence are referred to below as the "Committee Guarantee."

         2.3 Settlement Approval Rights

                  2.3.1 KSW's Approval Rights.

                        2.3.1.1 The Committee may not settle its claim against Stroock without both obtaining KSW's prior consent and (in the case of a settlement pursuant to Section 2.2.2 above) complying with the Committee Guarantee. KSW shall have two business days from the time notice is received (as described in Paragraph 5.14 below) of the essential terms of a settlement between the Committee and Stroock to refuse to give its consent thereto. If KSW does not clearly give notice of refusal within that time, KSW will be deemed to have consented.

                        2.3.1.2 KSW's consent shall not be unreasonably withheld to any settlement governed by Paragraph 2.2.1.

                        2.3.1.3 If a settlement governed by Section 2.2.2 is reached prior to both the Material Change Date and the Option Termination Date (defined below), KSW's consent shall not be unreasonably withheld. Notwithstanding the foregoing, if the entirety of Stroock's consideration to the Committee is a lump sum payment and a release, and the Committee fulfills the Committee Guarantee, then the settlement shall be conclusively presumed to be reasonable.

                        2.3.1.4 Once the Material Change Date has occurred, the conclusive presumption of a reasonable settlement set forth in Section 2.3.1.3


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shall no longer apply, although the Committee Guarantee set forth in Section
2.2.2 shall remain in force. The Material Change Date occurs when (if ever) there has been a material and substantial change in KSW's malpractice claim against Stroock benefiting KSW. An example of a material and substantial change would be if KSW obtained summary adjudication of an important issue, or a major legal or factual issue were favorably resolved by way of a motion or other procedural device. KSW represents that it has no present intent to seek summary judgment or summary adjudication of issues prior to January 1, 2003 (unless otherwise required by the court in the malpractice action). Notwithstanding the foregoing, and so long as the Committee Guarantee has been fulfilled, KSW's consent to a settlement by the Committee with Stroock shall not be unreasonably withheld.

                        2.3.1.5 Once the Option Termination Date has occurred, KSW may withhold its consent to any settlement under Section 2.2.2 in its sole and absolute discretion notwithstanding Section 2.3.1.3, although the Committee Guarantee set forth in Section 2.2.2 shall remain in force. The Option Termination Date occurs when the court in the malpractice action has formally indicated its view of the merits of KSW's claim against Stroock as to both liability and compensatory damages even if that view is tentative, has not been reduced to a judgment, or is subject to appeal or post-trial attack. The Parties contemplate that "formally" in this context connotes an indication of the court's view at an appropriate time, such as at a hearing on a dispositive motion or after trial. A comment by the court in an informal setting, such as at a settlement conference or other similar type of proceeding, will not be considered a "formal" indication.

                        2.3.1.6 Any settlement made pursuant to Section 2.2.2 in which the Committee Guarantee is not fulfilled is conclusively presumed unreasonable.

                  2.3.2 Until the Option Termination Date (defined above), KSW may not settle its claim against Stroock without the Committee's consent, which consent may not be unreasonably withheld. On or after the Option Termination Date, KSW may settle its claim against Stroock without the Committee's consent so long as KSW has paid the Committee all sums set forth in Paragraphs 1.1 and 1.2, or does so immediately upon receipt of any settlement proceeds from Stroock.

                  2.3.3 In the event that KSW refuses to consent to a settlement between the Committee and Stroock under Paragraph 2.2.1 or 2.2.2 prior to the Option Termination Date, or the Committee refuses to consent to a settlement between KSW and Stroock and such consent is required, or there exists a dispute over whether consent is required or whether the Option Termination Date or Material Change Date has occurred, the Parties hereto shall submit the issue to Richard Chernick for binding resolution of the dispute. The Parties shall use their best efforts to obtain a binding resolution within ten (10) business days of written notification of any proposed settlement. The resolution shall be by way of expedited binding arbitration by which each Party may submit papers to Mr. Chernick, and Mr. Chernick may decide whether or not to hear argument so as to render a timely award. No discovery shall be permitted, except that all settlement drafts and communications between the purportedly settling parties relating to the purported settlement shall be immediately exchanged. If Mr.


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Chernick is not available, the Parties shall agree on another arbitrator, or, if they cannot agree, each Party shall simultaneously nominate three candidates affiliated with J.A.M.S. in Los Angeles or Orange County within one (1) business day of a request by any Party to so nominate. If any person is nominated by both Parties, that person shall be the arbitrator (or, if more than one person is so nominated, then the arbitrator shall be randomly selected from such nominees). Otherwise, the arbitrator shall be chosen by lot from the Parties' nominees.

         2.4 KSW shall have a lien on any monies paid to the Committee or Debtor by Stroock to the extent of the recoupment provisions in this Section 2. The Committee shall have a lien on any monies paid in settlement by Stroock to KSW to the extent that KSW has not paid to the Committee the sums set forth in Paragraphs 1.1 and 1.2.

         2.5 Any recoupment to be paid to KSW pursuant to this Section 2 shall be applied first to any sum not yet paid by KSW to the Committee pursuant to Paragraphs 1.1 and 1.2.

3.       Releases

         3.1 Definitions.

                  3.1.1 "KSW Releases" shall mean KSW, Inc. and all of its subsidiaries, officers, directors, employees (including, without limitation, Messrs. Warkol, Reyer, and Brussel, but excluding persons (other than those just named) who were officers, directors, or employees of Debtor or any of its non-KSW, Inc. subsidiaries on or before January 1, 1996 and further excluding Don Davis, Susan Barnes, KB Equities, and Peter Aiello), insurers and sureties (but only to the extent of obligations or potential obligations under insurance policies or surety agreements insuring or benefitting KSW, Inc. or any of its subsidiaries, officers, directors, or employees in said capacities), and Munger, Tolles & Olson LLP and Browne and Woods, LLP. "KSW Releasees" does not include KSW's former attorneys including, but not limited to, Stroock or any of Stroock's current or former partners or associates.

                  3.1.2 "Committee Releasees" includes the Committee, its members, the Debtor, Debtor-in-Possession, the Debtor's estate, and Drummy King White Parret & Joerger. The "Committee Releasees" does not include Stroock or any of Stroock's present or former partners or associates, or Don Davis.

                  3.1.3 "KSW Releasors" means KSW, Inc., its subsidiaries, and Messrs. Warkol, Reyer, and Brussel.

                  3.1.4 "Committee Releasors" means the Committee and each member thereof, the Debtor, Debtor-in-Possession, and the Debtor's estate.

                  3.1.5 Except for claims arising directly from this Agreement, "Released Claims" means all claims of any kind that were or could have been raised in this action, from the beginning of time to the present, known or


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unknown, suspected or unsuspected. It also includes any other claim, debt, cause of action, or allegation, in law or in equity, of any kind or type whatsoever, known or unknown, suspected or unsuspected, arising out of or related to Helionetics or its subsidiaries, employees, directors, or major shareholders.
The scope of "Released Claims" is intended by the Parties to be broadly construed and to release as many claims as it is legal to release. To that end, the Parties expressly waive the provisions of California Civil Code Section
1542, which states:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                  3.1.6 "Effective Date" means the date this Agreement is approved by the Bankruptcy Court.

         3.2 As of the Effective Date, the Committee Releasors release the KSW Releasees from the Released Claims. In addition, the Committee Releasors agree that they will bring no fraudulent conveyance or similar action against any transferee of KSW stock to the extent that the transferee's stock was sold by KSW to that transferee, directly or indirectly, on or after January 1, 1996, provided that this forebearance will not apply in favor of Stroock or any of its present or former partners or associates.

         3.3 As of the Effective Date, the KSW Releasors release the Committee Releasees from the Released Claims.

         3.4 Within two business days following receipt by the Committee of the sums set forth in Section 1, the Committee shall file a stipulation for dismissal with prejudice in the Bankruptcy Action as to KSW, and Messrs. Warkol and Reyer. The Committee will further stipulate to a judgment to be entered in favor of Mr. Brussel, but no costs shall be awarded therein. The Committee further agrees not to appeal said judgment. Pending said dismissal, the Committee and Debtor shall take no action in this litigation as against any KSW Releasee except to enforce the terms of this Agreement.

4.       Court Approval

         4.1 The Parties shall mutually use their best efforts promptly to obtain Bankruptcy Court approval of this Agreement, which approval shall include a finding of "good faith" pursuant to California Code of Civil Procedure Section
877.6. Court approval may be conditioned upon timely payment of the amount set forth in Paragraph 1.1.

         4.2 If the Bankruptcy Court does not approve this Agreement, or an appellate decision is rendered, not subject to further review, disapproving this Agreement, then this Agreement shall be null and void and any sums paid hereunder shall be returned to the payor together with interest, any releases given shall be revoked, and any judgments rendered based on this Agreement shall


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be vacated. The Parties further agree that should such an event occur, they will jointly use their best efforts to place themselves and each other as nearly as practicable in the position they were in as of January 22, 2002.

5.       Miscellaneous

         5.1 The KSW Defendants will de-designate their experts and will use their best efforts, consistent with all legal and ethical requirements, to assure that those experts will not be designated by any other party to this action.

         5.2 Upon the Committee's request, KSW will waive the attorney-client and attorney work product protections as to Stroock as permitted by law.

         5.3 The KSW Defendants will not voluntarily testify in this action except at the Committee's request.

         5.4 KSW's experts (to the extent they agree), counsel, and personnel will be available to assist the Committee as reasonably requested by the Committee, provided that the Committee pays any fees and costs charged by KSW's experts and counsel, and pays any out-of-pocket costs incurred by KSW personnel to the same extent as those costs would be reimbursed by KSW.

         5.5 This Agreement is a compromise of disputed claims. It is not, and shall not be used as, an admission of liability by any Party, or as an admission of any lack of merit of any Party's position.

         5.6 Except as set forth in Section 4.2, this Agreement reflects a full and complete compromise, accord and satisfaction, and novation of the Parties' rights as to one another.

         5.7 Each Party shall bear its own costs in the prosecution or defense of this action. However, should litigation be necessary to enforce the terms of this Agreement, the prevailing Party (as defined in California Civil Code
Section 1717) shall recover its actual attorneys' fees, costs, and disbursements.

         5.8 This Agreement supersedes the letter agreements of March 20, 2002 and March 21, 2002 in their entirety.

         5.9 This Agreement is intended to be fully integrated, and all of the relevant promises and terms are set forth herein. No other promises have been made, and any such promises are hereby null and void.

         5.10 This Agreement shall be governed by California law.

         5.11 This Agreement is the subject of negotiations by the Parties, and shall not be construed against the drafting Party. Instead, this Agreement will be fairly and neutrally construed so to give effect to the Parties' intent set forth herein.


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         5.12 This Agreement shall inure to the benefit of the Parties and their successors-in-interest as well as the specified releasees. No one else is an intended third party beneficiary.

         5.13 Each Party and signator hereby represents and warrants to every other Party that it has full authority to enter into this Agreement and perform the promises set forth herein. Each Party further represents and warrants to every other Party that it has not assigned to any other entity any claims it is purporting to release herein.

         5.14 Notices

                  5.14.1 Notice to the Committee shall be addressed as follows:

                                    Hevka Sramek
                                    325 Lookout Dr.
                                    Sedona, Arizona  86351

                                    -and-

                                    John D. Ott, Esq.
                                    Drummy King White Parret & Joerger
                                    611 Anton Blvd., Suite 800
                                    Costa Mesa, California  92626

                  5.14.2 Notice to KSW, Mr. Warkol, Mr. Reyer, or Mr. Brussel shall be addressed as follows:

                                    James Oliviero
                                    General Counsel
                                    KSW, Inc.
                                    37-16 23rd Street
                                    Long Island City, NY  11101

                                    -and-

                                    Mark H. Epstein
                                    Munger, Tolles & Olson LLP
                                    355 S. Grand Ave., 35th Floor
                                    Los Angeles, CA  90071

                  5.14.3 Notices shall be hand delivered or sent by overnight mail, and shall be effective and deemed made upon receipt, but if receipt occurs after 5:00 p.m. or on a Saturday, Sunday, or legal holiday, then receipt shall be deemed to occur on the next business day.

         5.15 This Agreement may be amended only through a written amendment signed by all affected Parties.


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         5.16 This Agreement may be signed in counterparts, but each such counterpart shall be considered one and the same original.

Dated:  June 11, 2002                   Dated:  June 11, 2002

/s/ Floyd Warkol                        /s/ Hevka Sramek
-----------------------------------     ---------------------------------------
For KSW, Inc.                           For the Official Committee of
                                        Unsecured Creditors


Dated:  June 11, 2002

/s/ Floyd Warkol
-----------------------------------
Floyd Warkol


Dated:  June 11, 2002

/s/ Burton Reyer
-----------------------------------
Burton Reyer


Dated:  June 11, 2002

/s/ Robert Brussel
-----------------------------------
Robert Brussel












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